                                       FORM 8-K

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  May 8, 1996.



                                HIGH PLAINS CORPORATION

                (Exact name of registrant as specified in its charter)


Kansas                                                      #1-8680
(State or other jurisdiction of                           (Commission File
 incorporation)                                            Number)



200 W. Douglas                                              #48-0901658
Suite #820                                                (IRS Employer
Wichita, Kansas 67202                                      Identification No.)
(Address of prinicipal
 exeuctive offices)


                                     (316)269-4310
                            (Registrant's telephone number)

FOR IMMEDIATE RELEASE

Contact : Raymond G. Friend
          High Plains Corporation

             HIGH PLAINS CORP. PROJECTS RECORD FOURTH QUARTER REVENUES
                 INCLUDING $14.3 MILLION FROM SALE OF CORN FUTURES

Wichita, Kansas, May 8, 1996 -- High Plains Corporation (NASDAQ: HIPC) today announced the sale of additional corn futures contracts, producing net revenues of approximately $8.7 million in addition to the $5.6 million previously announced on April 26, 1996. As a result, fiscal fourth quarter revenues are projected to be the highest reported for any quarter in the history of the company. High Plains had forward contracted most of its grain requirements through August 1997, and when grain prices soared to record highs recently, company management decided to liquidate the contracts for a cash profit.

Stanley E. Larson, the Company's Chairman and Chief Executive Officer said, "The record high corn prices, and the difficulty in finding adequate corn supplies, have made it more profitable for the company to sell its forward grain contracts than to utilize them in the production of ethanol. As a result of these historic prices, the ethanol industry as a whole has cut its production by approximately 50%, and as previously announced, High Plains has joined many of the other ethanol companies that plan to idle their plants during the summer months. Plant employees have been temporarily furloughed, but the company is continuing to provide normal health insurance and other employee benefits until the exact date to resume plant operations is determined.

"Although this may result in some delay in our plans to modify one or both of our plants to produce industrial grade ethanol, it is still our intention to resume operations in late summer or early fall. The exact date of reopening will depend on our ability to complete negotiation of an industrial grade ethanol supply agreement, and on the price of grain at the time.

"While it is too early to predict the outcome of this year's corn harvest, at least some experts are saying that with just normal weather, the country could experience a record crop with corn prices back to $3.00 per bushel or less. Lower corn prices, along with the ability to produce industrial as well as fuel grade ethanol, could result in a very profitable combination for High Plains."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol west of the Mississippi River, with approximately 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 8, 1996                                 HIGH PLAINS CORPORATION




                                                  Raymond G. Friend
                                                  Executive Vice President
                                                  - Chief Financial Officer